    Exhibit 5.1
October 30, 2024
EZCORP, Inc.
Building One, Suite 200
2500 Bee Cave Road
Rollingwood, Texas 78746
Re:    Registration Statement on Form S-8
Ladies and Gentlemen:
I am Chief Legal Officer and Secretary for EZCORP, Inc., a Delaware corporation (the “Company”), and have represented the Company in connection with the preparation of the Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933 of the offer and sale of 850,000 shares of the Company's Class A Non-Voting Common Stock, par value $.01 per share (the “Shares”), that may be issued from time to time pursuant to awards granted under the EZCORP, Inc. 2022 Long-Term Incentive Plan (the “Plan”).
In reaching the opinion set forth herein, I have examined such agreements, certificates of public officials and officers of the Company, records, documents and matters of law as I deemed relevant.
Based on the foregoing and subject further to the assumptions, exceptions and qualifications hereinafter stated, I am of the opinion that the Shares, when issued in the manner contemplated by the Registration Statement and in accordance with the terms of the Plan and the relevant award agreements, will be legally issued, fully paid and nonassessable.
In rendering the opinion set forth herein, I have assumed that the Company will receive the full amount and type of consideration (as specified in the Plan and each applicable award agreement) for each of the Shares or will have received that consideration upon the issuance of the Shares pursuant to the applicable award agreement; that such consideration will be in cash, personal property or services already performed; that such consideration will equal or exceed the par value per share of the Shares; that appropriate certificates or other evidence of ownership with respect to the Shares will be properly executed upon each such issuance; and that each grant of an award pursuant to the Plan will be duly authorized.
The opinion expressed above is limited to the laws of the State of Texas, the Delaware General Corporation Law and the federal laws of the United States of America. I am not admitted to the practice of law in the State of Delaware.
I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, I do not thereby admit that I come into the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.
Sincerely,
/s/ Ellen Bryant
Ellen Bryant
Chief Legal Officer and Secretary
EZCORP, Inc. 2500 Bee Cave Road Building One, Suite 200 Rollingwood, Texas 78746 (512) 314-3400